                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in this Registration Statement on Form S-1 filed under Rule 462(b) of our report dated August 13, 1999, except for footnotes No. 15(a), which is dated October 5, 1999, 15(b) which is dated October 15, 1999, and 15(c) which is dated November 17, 1999, relating to the financial statements of Edison Schools Inc., which appears in such Registration Statement. We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

New York, New York
August 2, 2000